Exhibit 16.1

[EISNERAMPER LLP LETTERHEAD]

June 28, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 28, 2022, of FlexShopper, Inc. and are in agreement with the statements contained therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP

EISNERAMPER LLP